EXHIBIT 18.1



PRICEWATERHOUSECOOPERS
--------------------------------------------------------------------------------
                                                      PricewaterhouseCoopers LLP
                                                      1880 Century Park East
                                                      Century City
                                                      West Los Angeles CA 90067
                                                      Telephone (310) 201-1700



March 31, 2002


Board of Directors
Acacia Research Corporation, Inc.
500 Newport Center Drive, Suite 700
Newport Beach, California 92660


Dear Directors:


We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and issued our report thereon dated February 25, 2002. Note 2 to the financial statements describes a change in accounting principle from charging subsidiary stock compensation cost to income with the offsetting amount recorded as a liability account to recording the offsetting amount to minority interests. It should be understood that the preferability of one acceptable method of accounting over another for the balance sheet classification of accrued subsidiary stock compensation has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.


Very truly yours,


/s/ PricewaterhouseCoopers LLP